Exhibit 99.1

Pitney Bowes Announces Second Quarter Results for 2011

STAMFORD, Conn.--(BUSINESS WIRE)--August 4, 2011--Pitney Bowes Inc. (NYSE:PBI) today reported second quarter 2011 results.

Revenue for the quarter was $1.3 billion, an increase of one percent compared with the prior year. As expected, revenue growth was reduced by approximately one percent this quarter as a result of lower revenues associated with the fire that destroyed the company’s Dallas presort facility in the first quarter of this year. Revenue also included a 3 percent benefit from foreign currency translation. There was continued growth in equipment and software sales during the quarter. The combined recurring revenue streams of supplies, rentals and financing declined about 3 percent versus the prior year, which was a lower rate of decline than both the prior quarter and the prior year.

Adjusted earnings per diluted share from continuing operations for the second quarter was $0.52 compared with $0.48 for the prior year. Adjusted earnings per diluted share would have been $0.03 higher except for the reduction in earnings resulting from lower revenue related to the Dallas presort facility fire. Adjusted earnings per diluted share was also reduced by about $0.01 related to the company’s investment in its new digital mail communications platform, Volly™. The company expects it will be reimbursed by its insurance carriers for the $0.05 per diluted share in year-to-date lost earnings related to lower revenue and expenses associated with the presort facility fire.

Earnings per diluted share for the quarter on a Generally Accepted Accounting Principles (GAAP) basis was $0.49 compared with $0.30 per diluted share for the prior year. GAAP earnings per diluted share for the quarter included $0.02 for restructuring charges and asset impairments associated with the company’s Strategic Transformation initiatives and less than $0.01 each for a tax charge associated with out-of-the money stock options that expired during the quarter and a loss associated with discontinued operations.

The company’s earnings per share results for the quarter are summarized in the table below:

Second Quarter
Adjusted EPS from Continuing Operations	$0.52
Restructuring Charges and Asset Impairments	($0.02)
GAAP EPS	$0.49

*The sum of the earnings per share does not equal the totals above due to rounding and the impacts of tax charges and discontinued operations as noted above.

Free cash flow for the quarter was $269 million, while on a GAAP basis the company generated $153 million in cash from operations. Free cash flow during the quarter benefited from the timing of tax payments and refunds; an improvement in working capital; and lower finance receivables. During the quarter, the company made $123 million in contributions to its U.S. pension fund; used $85 million of cash for dividends; and repurchased 2.1 million shares of its outstanding common stock for $50 million. Year-to-date, the company has generated $554 million in free cash flow and on a GAAP basis $449 million in cash from operations, which was used primarily to pay dividends, fund its pension fund and buyback stock.

Commenting on the quarter, Chairman, President and CEO Murray D. Martin said, “During the quarter we continued to see the benefits of our ongoing actions to lay the foundation for long-term growth and profitability across our business portfolio. We were able to improve our EBIT margin, particularly in our SMB businesses and Software, despite an unsettled global economic environment. Strong enterprise customer demand fueled good revenue growth in Software and Production Mail.

“The flexibility provided by our improved processes, enhanced productivity, and streamlined operations from Strategic Transformation has also allowed us to make investments in new solutions and customer experience. We have continued to expand our cloud-based family of customer communications solutions for small and medium businesses. In addition to pbSmartPostage™, our internet-based postage solution, and pbSmart™Connections, our email marketing and communications platform, we now have pbSmartMarketer™ and are in pilot with pbSmart™Codes. pbSmartMarketer allows businesses to identify potential new customers modeled after their existing customer base; create customized direct mail marketing campaigns; and track and measure the success of those campaigns. pbSmartCodes is a web-based software solution that enables businesses to create interactive marketing campaigns using a unique Quick Response or QR code.

“In addition, we are advancing our market development activities with large mailers and planning for a consumer roll out of Volly, our secure digital mail delivery system.

“We have accomplished a lot already because of our Strategic Transformation initiatives, but there is much more we expect to achieve before the year is finished. The disciplined, integrated approach that we have taken to our operations and markets will continue to drive a more variable cost structure, even after the formal program ends.”

Business Segment Results

The company reports its business segments in two groups based on the customers it primarily serves: Small and Medium Business (SMB) Solutions and Enterprise Business Solutions. The SMB Solutions group consists of the company’s global Mailing operations. The company aligns its SMB business segments into North America Mailing and International Mailing to reflect how the business is managed. North America Mailing includes the operations of U.S. Mailing and Canada Mailing. International Mailing includes all other SMB operations around the world. The Enterprise Business Solutions group includes the company’s global Production Mail, Software, Management Services, Mail Services and Marketing Services operations.

SMB Solutions

	2Q 2011	Y-O-Y Change
Revenue	$670 million	(1%)
EBIT	$203 million	3%

Within the SMB Solutions Group:

North America Mailing

	2Q 2011	Y-O-Y Change
Revenue	$494 million	(5%)
EBIT	$176 million	(2%)

In North American Mailing during the quarter, there were increased placements of the company’s Connect+ TM mailing systems and positive growth in equipment sales in Canada. However, overall equipment sales declined in part because of an increase in lease extensions. Lease extensions are profitable transactions but generate less sales revenue than new equipment leases. For the second consecutive quarter combined recurring supplies, rentals and financing revenue streams declined at a lower rate than previous quarters indicating a continuation of an improving trend. In total, revenue declined 5 percent compared to the prior year, including a one percent benefit from currency.

EBIT margin for the segment improved by 110 basis points versus the prior year. EBIT benefited from ongoing productivity initiatives, lower credit losses and extensions of customer leases. As revenue growth improves, the segment is positioned for continued EBIT improvement.

International Mailing

	2Q 2011	Y-O-Y Change
Revenue	$176 million	13%
EBIT	$ 27 million	56%

International Mailing revenue grew on a reported basis and was slightly positive excluding the benefit from currency. There was positive growth in equipment sales during the quarter, driven largely by increasing equipment sales in France and also sales of Connect+ in the UK. As in the U.S., stream revenue declined at a moderating rate. Financing revenue was flat with the prior year, reflecting an improvement in equipment sales growth and a higher percentage of equipment being leased. Rental and supplies revenue declined only slightly.

EBIT margin improved by 420 basis points versus the prior year in part as productivity initiatives are driving positive leverage from revenue growth.

Enterprise Business Solutions

	2Q 2011	Y-O-Y Change
Revenue	$645 million	4%
EBIT	$ 55 million	12%

Within the Enterprise Business Solutions Group:

Production Mail

	2Q 2011	Y-O-Y Change
Revenue	$134 million	10%
EBIT	$ 9 million	2%

Production Mail revenue grew 10 percent including a 5 percent benefit from currency. Revenue growth was driven by strong sales of the company’s high-speed, high-integrity inserting systems in North America and Asia. The company also had a good quarter of written business in Europe and Asia for both inserting and high-speed Intellijet™ color printing systems, while the U.S. experienced lower relative written business. EBIT margin for the quarter increased substantially for the Production Mail business when compared with the prior year, however, this improvement was offset by start-up costs related to Volly.

Software

	2Q 2011	Y-O-Y Change
Revenue	$ 100 million	19%
EBIT	$ 10 million	67%

During the quarter, Software revenue grew 19 percent, including a 7 percent benefit from currency. Revenue growth was driven primarily by strong demand worldwide for the company’s customer communication and data management software solutions, especially in the financial services sector. The company had particularly good growth in high margin licensing revenue and continued to write multi-year licensing arrangements for some of its larger deals. These multi-year arrangements will increase the proportion of recurring revenue in future periods.

EBIT increased 67 percent year-over-year and EBIT margin improved by 280 basis points driven by margin leverage on revenue expansion and the mix of software sales.

Management Services

	2Q 2011	Y-O-Y Change
Revenue	$240 million	(3%)
EBIT	$ 20 million	(10%)

Management Services revenue declined 3 percent compared to the prior year, including a 3 percent benefit from currency. The expected decline was a result of account contractions and terminations in the U.S. last year. However, net new written business improved significantly both in the U.S. and Europe during the quarter. This should benefit revenue in coming quarters. EBIT margin in the U.S. again improved as the company continues to move towards a more variable cost structure for its labor. However, the EBIT margin in Europe declined due to lower volume-driven revenue and investments to position the business for growth in customer communications management.

Mail Services

	2Q 2011	Y-O-Y Change
Revenue	$134 million	4%
EBIT	$ 10 million	89%

Revenue for Mail Services grew 4 percent while EBIT grew 89 percent. The year-over-year impact of a one-time adjustment last year of $21 million to revenue and $16 million to EBIT, to correct rates used to estimate unbilled International Mail Services (IMS) revenue in prior periods, was partially offset by the effects of the company’s Dallas presort facility fire.

The disruption caused by the facility fire in Dallas resulted in the loss of more than $9 million in revenue and about $9 million in EBIT in the quarter. At the end of June, the company opened a new mail processing facility in Dallas reestablishing its unique ability to achieve a high level of presort discounts nationally. The company expects that the facility will be operating at full efficiency by the end of the third quarter. As of today’s date, the company has received approximately $25 million as partial payment from insurance companies, of which $15 million was received prior to June 30, 2011. The company expects to recognize in income the portion of these and future proceeds related to business interruption and other recoveries as allocations of these proceeds are resolved with the insurance companies.

Excluding the impact of the fire this year, increasing Standard Mail volume processed through the company’s presort network led continued growth in presort revenue and EBIT margin improvement. Excluding the prior year adjustment, revenue in the international mail portion of the business declined due to a lower volume of mail and packages shipped.

Marketing Services

	2Q 2011	Y-O-Y Change
Revenue	$ 36 million	(3%)
EBIT	$ 7 million	(7%)

Revenue in Marketing Services declined 3 percent because of fewer household moves compared with the prior year and the transition of online marketing revenue during the quarter. EBIT was impacted by lower revenue and ongoing investments in new services, including the MyMove start-up. MyMove is a recently launched on-line service for movers that allows individuals who are moving to opt-in to various move-relevant products and services. Click through rates from the traditional MoverSource product to MyMove have been increasing steadily.

2011 Guidance

This guidance discusses future results which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release.

The company is reaffirming its adjusted earnings per diluted share, its GAAP earnings per diluted share and its free cash flow guidance. However, the company is modifying its revenue guidance for the year as a result of the impact of the presort facility fire in Dallas, and the overall economic outlook, particularly given the slow business recovery in the SMB markets in the first half of the year.

The company now expects 2011 revenue, excluding the impacts of currency, to be in a range of minus 2 to positive one percent growth.

The company’s 2011 guidance for adjusted diluted earnings per share from continuing operations is unchanged and is summarized below:

2011 Earnings Guidance Reconciliation	Full Year
2010 Adjusted EPS	$2.23
Operations Growth Excluding SMB Stream Revenues*	$0.32 to $0.42
Impact of Lower SMB Stream Revenues*	($0.30 to $0.25)
2011 EPS on a Comparative Basis	$2.25 to $2.40
Investment in Volly Market Development	($0.10 to $0.05)
2011 Adjusted EPS from Continuing Operations	$2.15 to $2.35

*Stream revenues include financing, rentals and supplies in the SMB Solutions Group

In 2011, the company anticipates generating incremental earnings of $0.32 to $0.42 per share from operations growth and productivity, excluding the impact of SMB stream revenues. As noted previously, the company anticipates lower SMB stream revenues as a result of lower equipment sales in prior periods, which are expected to negatively impact earnings by $0.25 - $0.30 per share, resulting in comparative earnings for the year of $2.25 to $2.40 per share. The company also plans to invest $.05 to $.10 per share to develop the market for Volly, a secure digital mail delivery system. As a result of improved margins, the company expects 2011 adjusted earnings per share from continuing operations to remain in the range of $2.15 to $2.35.

The company’s 2011 guidance for GAAP diluted earnings per share from continuing operations is summarized below:

Full Year
2011 Adjusted EPS from Continuing Operations	$2.15 to $2.35
Restructuring Charges and Asset Impairments	($0.35 to $0.25)
2011 GAAP EPS from Continuing Operations	$1.80 to $2.10

The company expects 2011 GAAP earnings per diluted share from continuing operations in the range of $1.80 to $2.10 including the expected impact of $0.25 to $0.35 per share for restructuring charges and asset impairments associated with Strategic Transformation.

Earnings per share guidance assumes recoveries this year of losses related to the Dallas fire.

As part of negotiations to settle the company’s 2001 to 2004 IRS examination, in July the company and the IRS agreed on the tax treatment of a number of issues and agreed to revised tax calculations. As a result, the company anticipates paying nearly $400 million of tax and interest for the years 2001 to 2004 by releasing previously funded tax bonds, and as a result this payment will not impact the company’s cash position. Additionally, the company expects to reduce tax reserves in the third quarter by about $50 million (with about $30 million recorded in Discontinued Operations). The impact of this agreement is not included in the company’s earnings guidance for the year.

The company continues to expect to generate free cash flow for 2011 in the range of $750 million to $850 million.

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes is a $5.4 billion global leader whose products, services and solutions deliver value within the mailstream and beyond. For more information visit www.pitneybowes.com.

The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share, income from continuing operations, and cash from operations are adjusted to exclude the impact of special items such as restructuring charges, tax adjustments, accounting adjustments and write downs of assets. Although these charges represent actual expenses to the company, the company’s management believes these charges may mask the periodic income and financial and operating trends associated with our business. In addition, such items are inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business. The use of free cash flow has limitations. GAAP cash from operations has the advantage of including all cash available to the company after actual expenditures for all purposes. The company’s management believes that free cash flow permits an investor insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. These items use cash that is not otherwise available to the company and are important expenditures. As a result, the company’s management compensates for these limitations by using a combination of GAAP cash from operations and free cash flow in doing its planning.

EBIT is determined by deducting from segment revenue the related costs and expenses attributable to the segment. EBIT excludes interest, taxes, general corporate expenses, restructuring charges and asset impairments which are generally managed across the entire company on a consolidated basis. EBIT is useful to management in demonstrating the operational profitability of the segments and is also used for purposes of measuring the performance of our management team. In addition, to better understand trends in its business, the company’s management believes that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. Financial results on a constant currency basis exclude the impact of changes in foreign currency exchange rates since the prior period under comparison and are calculated using the average of the rates in effect during that period. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about possible transformation initiatives; restructuring charges; our future revenue and earnings guidance; and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, fluctuations in customer demand; mail volumes; foreign currency exchange rates; the outcome of litigation; timely development, market acceptance and regulatory approvals, if needed, of new products; management of credit risk; management of outsourcing arrangements; income tax or other regulatory levies; changes in postal regulations; and the financial health of national posts; and other factors beyond our control as more fully outlined in the company's 2010 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three and six months ended June 30, 2011 and 2010, and consolidated balance sheets at June 30, 2011 and March 31, 2011 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010 (2)	2011	2010 (2)
Revenue:
Equipment sales	$242,921	$228,089	$484,552	$467,387
Supplies	78,587	77,054	161,457	162,331
Software	105,516	88,297	205,081	172,064
Rentals	142,576	150,141	285,627	305,578
Financing	149,955	156,604	304,185	319,379
Support services	176,807	175,298	355,421	355,332
Business services	418,112	421,754	841,220	863,399

Total revenue	1,314,474	1,297,237	2,637,543	2,645,470

Costs and expenses:
Cost of equipment sales	104,385	101,072	219,138	206,909
Cost of supplies	25,562	24,173	51,754	49,538
Cost of software	24,898	21,207	50,110	42,363
Cost of rentals	32,809	34,310	65,408	71,381
Financing interest expense	22,192	21,821	45,485	43,759
Cost of support services	115,417	111,695	230,693	226,301
Cost of business services	325,250	337,652	658,817	668,124
Selling, general and administrative	436,015	426,352	865,934	869,649
Research and development	37,441	38,168	72,199	79,033
Restructuring charges and asset impairments	4,994	48,512	31,018	69,234
Other interest expense	28,550	29,204	57,074	56,862
Interest income	(2,215)	(696)	(3,437)	(1,458)

Total costs and expenses	1,155,298	1,193,470	2,344,193	2,381,695

Income from continuing operations before income taxes	159,176	103,767	293,350	263,775

Provision for income taxes	53,012	35,177	94,406	108,422

Income from continuing operations	106,164	68,590	198,944	155,353

Loss from discontinued operations, net of income tax	(635)	(2,666)	(2,517)	(5,796)

Net income before attribution of noncontrolling interests	105,529	65,924	196,427	149,557

Less: Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,594	4,543	9,188	9,137

Net income - Pitney Bowes Inc.	$100,935	$61,381	$187,239	$140,420

Amounts attributable to Pitney Bowes Inc.:
Income from continuing operations	$101,570	$64,047	$189,756	$146,216
Loss from discontinued operations	(635)	(2,666)	(2,517)	(5,796)

Net income - Pitney Bowes Inc.	$100,935	$61,381	$187,239	$140,420

Basic earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.50	$0.31	$0.93	$0.70
Discontinued operations	(0.00)	(0.01)	(0.01)	(0.03)

Net income - Pitney Bowes Inc.	$0.50	$0.30	$0.92	$0.68

Diluted earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.50	$0.31	$0.93	$0.70
Discontinued operations	(0.00)	(0.01)	(0.01)	(0.03)

Net income - Pitney Bowes Inc.	$0.49	$0.30	$0.92	$0.68

Average common and potential common
shares outstanding	204,084,585	208,059,314	204,227,290	207,971,931

(1)	The sum of the earnings per share amounts may not equal the totals above due to rounding.

(2)	Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets	06/30/11	03/31/11
Current assets:
Cash and cash equivalents	$578,448	$652,069
Short-term investments	45,667	28,398

Accounts receivable, gross	756,198	780,066
Allowance for doubtful accounts receivables	(31,367)	(30,073)
Accounts receivables, net	724,831	749,993

Finance receivables	1,328,180	1,336,881
Allowance for credit losses	(47,603)	(47,981)
Finance receivables, net	1,280,577	1,288,900

Inventories	177,504	180,292
Current income taxes	70,890	66,678
Other current assets and prepayments	113,052	115,683

Total current assets	2,990,969	3,082,013

Property, plant and equipment, net	429,737	420,385
Rental property and equipment, net	282,976	290,013

Finance receivables	1,194,164	1,228,294
Allowance for credit losses	(20,305)	(21,239)
Finance receivables, net	1,173,859	1,207,055

Investment in leveraged leases	262,052	258,905
Goodwill	2,336,796	2,331,022
Intangible assets, net	273,830	286,686
Non-current income taxes	134,569	134,564
Other assets	484,166	486,211

Total assets	$8,368,954	$8,496,854

Liabilities, noncontrolling interests and stockholders' deficit
Current liabilities:
Accounts payable and accrued liabilities	$1,748,628	$1,757,372
Current income taxes	231,982	206,134
Notes payable and current portion of long-term obligations	2,477	45,450
Advance billings	481,239	508,160

Total current liabilities	2,464,326	2,517,116

Deferred taxes on income	294,656	273,379
Tax uncertainties and other income tax liabilities	557,081	546,881
Long-term debt	4,239,965	4,236,437
Other non-current liabilities	517,725	651,761

Total liabilities	8,073,753	8,225,574

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' deficit:
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	741	741
Common stock, $1 par value	323,338	323,338
Additional paid-in capital	235,504	236,633
Retained earnings	4,318,692	4,293,198
Accumulated other comprehensive loss	(379,162)	(414,496)
Treasury stock, at cost	(4,500,286)	(4,464,508)

Total Pitney Bowes Inc. stockholders' deficit	(1,169)	(25,090)

Total liabilities, noncontrolling interests and stockholders' deficit	$8,368,954	$8,496,854

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
June 30, 2011
(Unaudited)

(Dollars in thousands)	Three Months Ended June 30,
			%
	2011	2010	Change
Revenue

North America Mailing	$493,653	$520,581	(5%)
International Mailing	176,158	155,579	13%
Small & Medium Business Solutions	669,811	676,160	(1%)

Production Mail	133,769	121,466	10%
Software	99,783	84,195	19%
Management Services	240,461	248,809	(3%)
Mail Services	134,273	129,139	4%
Marketing Services	36,377	37,468	(3%)
Enterprise Business Solutions	644,663	621,077	4%

Total revenue	$1,314,474	$1,297,237	1%

EBIT (1)

North America Mailing	$175,786	$179,531	(2%)
International Mailing	26,735	17,121	56%
Small & Medium Business Solutions	202,521	196,652	3%

Production Mail	9,223	9,010	2%
Software	9,542	5,727	67%
Management Services	19,979	22,181	(10%)
Mail Services	9,819	5,197	89%
Marketing Services	6,792	7,337	(7%)
Enterprise Business Solutions	55,355	49,452	12%

Total EBIT	$257,876	$246,104	5%

Unallocated amounts:
Interest, net (2)	(48,527)	(50,329)
Corporate expense	(45,179)	(43,496)
Restructuring charges and asset impairments	(4,994)	(48,512)

Income from continuing operations before income taxes	$159,176	$103,767

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
June 30, 2011
(Unaudited)

(Dollars in thousands)	Six Months Ended June 30,
			%
	2011	2010	Change
Revenue

North America Mailing	$1,002,692	$1,055,244	(5%)
International Mailing	346,691	327,602	6%
Small & Medium Business Solutions	1,349,383	1,382,846	(2%)

Production Mail	265,375	247,345	7%
Software	195,768	165,202	19%
Management Services	482,085	503,425	(4%)
Mail Services	278,556	277,162	1%
Marketing Services	66,376	69,490	(4%)
Enterprise Business Solutions	1,288,160	1,262,624	2%

Total revenue	$2,637,543	$2,645,470	(0%)

EBIT (1)

North America Mailing	$355,447	$365,805	(3%)
International Mailing	49,928	37,563	33%
Small & Medium Business Solutions	405,375	403,368	0%

Production Mail	16,397	20,917	(22%)
Software	15,054	9,511	58%
Management Services	41,008	42,273	(3%)
Mail Services	20,084	30,474	(34%)
Marketing Services	10,952	11,859	(8%)
Enterprise Business Solutions	103,495	115,034	(10%)

Total EBIT	$508,870	$518,402	(2%)

Unallocated amounts:
Interest, net (2)	(99,122)	(99,163)
Corporate expense	(85,380)	(86,230)
Restructuring charges and asset impairments	(31,018)	(69,234)

Income from continuing operations before income taxes	$293,350	$263,775

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

GAAP income from continuing operations
after income taxes, as reported	$101,570	$64,047	$189,756	$146,216
Restructuring charges and asset impairments	3,563	31,870	20,869	45,397
Tax adjustments	334	3,800	2,513	21,490
Income from continuing operations
after income taxes, as adjusted	$105,467	$99,717	$213,138	$213,103

GAAP diluted earnings per share from
continuing operations, as reported	$0.50	$0.31	$0.93	$0.70
Restructuring charges and asset impairments	0.02	0.15	0.10	0.22
Tax adjustments	0.00	0.02	0.01	0.10
Diluted earnings per share from continuing
operations, as adjusted	$0.52	$0.48	$1.04	$1.02

GAAP net cash provided by operating activities,
as reported	$152,640	$122,248	$449,401	$423,802
Capital expenditures	(53,341)	(30,272)	(88,017)	(58,639)
Restructuring payments	22,223	39,035	51,968	66,755
Pension contribution	123,000	-	123,000	-
Reserve account deposits	24,083	30,688	18,088	19,467

Free cash flow, as adjusted	$268,605	$161,699	$554,440	$451,385

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Editorial:
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial:
Charles F. McBride, 203-351-6349
VP, Investor Relations
www.pitneybowes.com